Execution Version

SANDBOX ROYALTIES CORP.

-and-

REGAL FUNDS MANAGEMENT PTY LIMITED (ACN 107 576 821), AS TRUSTEE FOR
THE REGAL RESOURCES ROYALTIES FUND

INVESTOR RIGHTS AGREEMENT

October 31, 2023

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this "Agreement") is made as of the 31st day of October, 2023 (the "Effective Date")

BETWEEN:

SANDBOX ROYALTIES CORP., a corporation incorporated under the laws of the Province of British Columbia

(the "Company")

AND:

REGAL FUNDS MANAGEMENT PTY LIMITED (ACN 107 576 821), AS TRUSTEE FOR THE REGAL RESOURCES ROYALTIES FUND, a corporation incorporated under the laws of Australia

(the "Investor")

WHEREAS:

A. The Company and the Investor (each, a "Party" and together the "Parties") have entered into a subscription agreement (the "Subscription Agreement"), pursuant to which the Company has issued US$17.5 million worth of Shares to the Investor; and

B. As a condition to the completion of the transactions contemplated in the Subscription Agreement, the Company has agreed to grant certain rights to the Investor, and the Investor has agreed to make certain covenants in favour of the Company, each on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE, in consideration of the respective covenants and agreements of the Parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each Party, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, capitalized terms used but not defined in this Agreement shall have the meanings given in the Subscription Agreement and, unless otherwise indicated, the following terms have the following meanings:

"Affiliate" means any Person Controlling, Controlled by, or under common Control with, another Person;

"Applicable Laws" means applicable laws, including international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, or other requirements of any Governmental Entity having the force of law;

"Board" means the board of directors of the Company;

"Board Materials" has the meaning set out in Section 2.3(a);

"Business Day" means any day other than a Saturday, Sunday or any other day in which banks in the Province of British Columbia are authorized or required by Applicable Laws to be closed;

"Control" means: (a) in respect of a corporation, the ability of a Person or group of Persons acting in concert to influence the manner in which the business of such corporation is carried on, whether as a result of ownership of sufficient voting shares of such corporation to entitle that Person or group of Persons to elect a majority of the directors of such corporation or by contract or otherwise, (b) in respect of a partnership, trust, syndicate or other entity, the actual power or authority to manage and direct the affairs of, or ownership of more than 50% of the transferable beneficial interests in, such entity, or (c) any other relationship as, in fact, constitutes actual control of a Person;

"Director" means a member of the Board;

"Director Eligibility Criteria" has the meaning set out in Section 2.1(d);

"Exchange" means the TSX Venture Exchange, the NEO Exchange, the Toronto Stock Exchange or such other stock exchange(s) and quotation service(s), if any, as the Shares may be listed or quoted on, as applicable, from time to time;

"Exempt Issuance" means the issuance by the Company of Shares or Subject Securities: (a)  upon the exercise, redemption, conversion or exchange of any Subject Securities for Shares pursuant to their pre-existing terms, (b) to employees, officers, consultants or directors of the Company or any Affiliate of the Company pursuant to security-based compensation arrangements, including stock option plans and restricted share unit plans, (c) as a result of the consolidation or subdivision of any securities of the Company or any Affiliate of the Company, (d) as special distributions, stock dividends or payments in kind, (e) pursuant to a shareholder rights plan, (f) to the Investor or any Affiliate of the Investor or (g) in connection with any bona fide lending transaction or debt financing completed by the Company that does not involve the issuance of debt or equity Subject Securities convertible into Shares;

"Governmental Entity" means any domestic or foreign: (a) federal, provincial, state, municipal, local or other government, (b) governmental or quasi-governmental authority of any nature, including any governmental ministry, agency, branch, department, court, commission, board, tribunal, bureau or instrumentality, (c) Exchange or securities regulatory authority, or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature;

"Investor Nominee" means the Director who is nominated by the Investor by notice in writing to the Company and elected or appointed from time to time to the Board pursuant to the terms of this Agreement;

"Listed Issuer" means a reporting issuer in one or more provinces or territories of Canada, the common shares of which are listed for trading on an Exchange;

"Market Price" has the meaning ascribed thereto under the applicable rules and policies of an Exchange;

"Nomination Notice" has the meaning set out in Section 2.1(e);

"Notice" has the meaning set out in Section 6.1;

"Observer" has the meaning set out in Section 2.3(a);

"Ownership Percentage" has the meaning set out in Section 1.3(a);

"Partially-Diluted Ownership Percentage" means the percentage ownership interest of the Investor and each Affiliate of the Investor, taken as a whole, in the equity capital of the Company, which shall be calculated by dividing (i) the number of Shares held by the Investor (assuming the exercise, exchange and/or conversion, by the Investor and its Affiliates, of any Subject Securities held by the Investor and its Affiliates at such time) by (ii) the total number of Shares issued and outstanding at such time (assuming the exercise, exchange and/or conversion, by the Investor and its Affiliates, of any Subject Securities held by the Investor and its Affiliates at such time);

"Participation Right" has the meaning set out in Section 4.1(b);

"Person" means any individual, sole proprietorship, partnership, firm, entity, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Entity, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

"Securities" means the Shares and/or Subject Securities, as the case may be;

"Shareholder" means a holder of Shares;

"Shares" means the common shares in the capital of the Company;

"Subject Securities" means any securities of the Company convertible into or exercisable or exchangeable for Shares, including convertible debt securities and rights to purchase equity securities;

"Subsequent Offering" has the meaning set out in Section 4.1(a);

"Subsequent Offering Notice" has the meaning set out in Section 4.1(a);

"Termination Date" has the meaning set out in Section 6.16; and

"Transfer" includes any direct or indirect transfer, sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, granting of any option, right or warrant to purchase (including any short sale, put option or call option) or other disposition.

1.2 Rules of Construction

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a) the terms "Agreement", "this Agreement" and similar expressions refer to this Agreement in its entirety and not to any particular provision of this Agreement;

(b) references to an "Article" or "Section" followed by a number or letter refer to the specified Article or Section of this Agreement;

(c) words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders;

(d) the word "including" is deemed to mean "including without limitation" and all similar variations;

(e) any reference to this Agreement, or to any other contract, document or other instrument, includes, and is a reference to, this Agreement or such other contract, document or other instrument, as the same may have been, or may from time to time be, amended, restated, replaced, supplemented or novated, and includes any schedules or exhibits;

(f) any reference to a statute refers to such statute, and all rules and regulations made under such statute, as the same may have been amended, re-enacted or replaced;

(g) any time period within which a payment is to be made or any other action is to be taken under this Agreement shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(h) whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3 Ownership Percentage

(a) Subject to Section 1.3(b), for purposes of this Agreement "Ownership Percentage" means, at a particular time, the percentage ownership interest of the Investor and each Affiliate of the Investor, taken as a whole, in the equity capital of the Company, which shall be calculated by dividing (i) the number of Shares held by the Investor by (ii) the total number of Shares issued and outstanding at such time. In the case of both (i) and (ii), the number of Shares used in the calculation will not include the exercise, exchange and/or conversion, by the Investor and its Affiliate(s) of any Subject Securities held by the Investor and its Affiliate(s) at such time.

(b) In determining the Ownership Percentage or Partially-Diluted Ownership Percentage, any Shares issued as a result of a Subsequent Offering shall be disregarded and the Investor shall be deemed to hold the Ownership Percentage or Partially-Diluted Ownership Percentage it would have held at such time if such Subsequent Offering had not occurred unless and until the Company has delivered to the Investor a Subsequent Offering Notice in respect of such Subsequent Offering and the Investor fails to provide a Subscription Notice to the Company within the time required in Section 4.1(b), in which case the Shares issued in connection with such Subsequent Offering shall be included in the total number of Shares issued and outstanding for purposes of determining the Ownership Percentage or Partially-Diluted Ownership Percentage.

ARTICLE 2
BOARD OF DIRECTORS

2.1 Board Nominee

(a) If and for so long as the Investor has a 10% or greater Ownership Percentage, the Investor shall have the right but not the obligation to designate one Investor Nominee for election to the Board. For greater clarity, the Investor shall no longer be entitled to designate an Investor Nominee after the date on which this Agreement has been terminated in accordance with Section 6.16.

(b) The Company agrees that, following the Effective Date, the Board shall appoint an initial Investor Nominee, (and/or the Company shall otherwise take all other steps required under corporate law to appoint or elect such initial Investor Nominee), subject to applicable law, to serve on the Board until the next annual general meeting of Shareholders; provided that the Investor Nominee (i) is identified by the Investor to the Company, (ii) consents in writing to serve as a director, and (iii) meets the Director Eligibility Criteria.

(c) The Company agrees to nominate and recommend for election, at each meeting of Shareholders at which Directors are to be elected, the Investor Nominee designated by the Investor in accordance with Section 2.1(e).

(d) The Investor agrees that the initial Investor Nominee and any replacement Investor Nominee shall be mutually agreeable to the Investor and the Company, acting reasonably, having regard to the skills matrix and requirements of the Board (as determined in good faith by the Board or an authorized committee of the Board and including, for greater certainty, any Applicable Laws or Exchange rules or policies) for Director candidates, and such individual consents in writing to serve as a Director (the "Director Eligibility Criteria").

(e) The Company shall provide the Investor with written Notice (the "Nomination Notice"), promptly, and in any event, not less than 60 days in advance of the date set for the meeting of Shareholders at which Directors are to be elected. The Nomination Notice shall include a request for the identification of any Investor Nominee and the detailed information required to be included in an information circular with respect to the appointment of any Investor Nominee. The Investor shall be required to, not later than 45 days in advance of the date set for a meeting of Shareholders of which the Investor is notified pursuant to this Section 2.1(e), provide the Company with written Notice of the identity and particulars requested in the Nomination Notice. If the Investor does not advise the Company of the identity of the Investor Nominee at least 45 days prior to the date set for the meeting of Shareholders at which Directors are to be elected (for any reason other than failure by the Company to provide the Investor with the Nomination Notice within the period prescribed by this Section 2.1(e)), then the Investor will be deemed to have nominated the incumbent Investor Nominee.

(f) If an incumbent Investor Nominee ceases to serve as a Director, whether due to such Investor Nominee's death, disability, resignation or removal, the Investor shall have the right to nominate a replacement Investor Nominee and the Company shall cause the Board to appoint, as soon as practicable, such replacement Investor Nominee in accordance with this Agreement to fill the vacancy caused by such death, disability, resignation or removal, provided that such Investor Nominee satisfies the Director Eligibility Criteria and the Investor remains eligible to nominate such Investor Nominee pursuant to Section 2.1(a).

(g) If the Investor ceases to have any right to appoint an Investor Nominee pursuant to Section 2.1(a), the Investor shall use commercially reasonable efforts to, unless requested otherwise by the Company, cause the Investor Nominee to forthwith resign from the Board.

2.2 Management to Endorse and Vote

The Company agrees that management of the Company shall, in respect of every meeting of Shareholders at which the election of Directors is to be considered, and at every reconvened meeting following an adjournment or postponement of such meeting, endorse and recommend the Investor Nominee identified in the Company's proxy materials for election to the Board, so long as the Investor is entitled to appoint the Investor Nominee and such Investor Nominee satisfies the Director Eligibility Criteria, and shall vote any Shares in respect of which management is granted a discretionary proxy in favour of the election of such Investor Nominee to the Board at every such meeting.

2.3 Board Observer Rights

(a) Provided the Investor has not nominated an Investor Nominee pursuant to Section 2.1, and (i) the Investor is entitled to nominate an Investor Nominee pursuant to Section 2.1, or (ii) for a period of 24 months following the Effective Date only, the Investor's Ownership Percentage is at least 5%, the Investor shall be entitled to designate one individual (who may change from time to time upon 30 days' written Notice to the Company) as an observer (an "Observer") to attend all meetings of the Board and all committee meetings of the Board. The Observer shall have the right to receive notice of, and review the same information and materials ("Board Materials") as are provided to Directors for, such meetings and to speak at such meetings, but shall not be entitled to vote. The Company shall deliver to the Observer copies of any resolutions proposed to be adopted by the Board or committee, as applicable, at the same time as such resolutions are circulated to members of the Board or any committee of the Board, as applicable. Prior to the Observer attending the first meeting of the Board, the Investor shall cause the Observer to sign a customary non-disclosure agreement provided by the Company, provided that any such non-disclosure agreement is reasonable in both form and in substance, and sign an acknowledgement agreeing to be bound by the Company's disclosure and insider trading policies. The Observer shall be reimbursed for all reasonable expenses related to attending all meetings of the Board on a basis that is consistent with the Company's policies for Director reimbursement, as if the Observer were a member of the Board.

(b) Notwithstanding anything to the contrary in this Agreement, the Company may exclude the Observer from access to any Board Materials or from any meeting of the Board or any committee of the Board (or any portion of such meeting) if the Board concludes that: (i) such exclusion is necessary to preserve the solicitor-client or litigation privilege between the Company and/or its Affiliates and their respective counsel (provided that any such exclusion shall only apply to such portion of such Board Materials or meeting which would be required to preserve such privilege); (ii) such Board Materials or discussion relates to the Company's or its Affiliates' relationship, contractual or otherwise, with the Investor or its Affiliates or any actual or potential transactions between or involving the Company or its Affiliates and the Investor or its Affiliates; (iii) such exclusion is necessary to avoid a conflict of interest or disclosure that is restricted by any agreement to which the Company or any of its Affiliates is a party or otherwise bound; or (iv) such exclusion is necessary to comply with Applicable Laws.

2.4 Rights and Privileges of Investor Nominee

(a) The Investor Nominee shall be entitled to the benefit of any directors' liability insurance or indemnity to which other Directors are entitled.

(b) The Investor Nominee shall be reimbursed for all reasonable expenses related to their service on the Board on a basis that is consistent with the Company's policies for Director reimbursement. The Investor Nominee shall be entitled to compensation consistent with the compensation received by other non-employee independent members of the Board, including any fees and equity awards.

ARTICLE 3
ADDITIONAL RIGHTS AND COVENANTS

3.1 Limitations on Transfer

(a) The Investor agrees that it shall not, directly or indirectly, Transfer any Shares (or any other right or option to acquire Shares (pursuant to the terms of a Subject Security or otherwise)) unless the Investor has first complied with the requirements of this Article 3.

(b) Provided that the Investor has at least a 10% Ownership Percentage, if the Investor desires to Transfer any Shares (a "Proposed Transfer"), the Investor shall first give written notice by email (the "Proposed Transfer Notice") to the Company and then shall cooperate with the Company in good faith to find a buyer to Transfer such Shares that is acceptable to the Company, for no less than 10 Business Days prior to the consummation of a Proposed Transfer. If no such buyer is found after not less than 10 Business Days, the Investor may proceed with the Proposed Transfer to a buyer of its choosing.

(c) If the Investor does not complete the Proposed Transfer to a buyer of its choosing within 30 days of the date of the Proposed Transfer Notice, the provisions of this Section 3.1 shall again apply.

(d) For greater certainty, nothing in this Section 3.1 shall restrict the Investor from proceeding with and closing a Proposed Transfer, provided that the Investor has complied with this Section 3.1. Notwithstanding the foregoing, any Transfer by the Investor shall, in addition  to compliance with this Section 3.1, be in compliance with all applicable securities laws.

3.2 Escrow and Hold Periods.

The Investor agrees to comply with and be bound by any escrow requirements or hold periods imposed by any Exchange or securities regulator.

ARTICLE 4
PARTICIPATION RIGHTS

4.1 Participation Right

(a) For so long as the Investor has a 10% Partially-Diluted Ownership Percentage, if the Company issues or proposes to issue any Securities from its treasury for the purpose of raising capital, which for greater certainty shall exclude the issuance of any additional Securities that may be issuable upon the exercise of any other participation, top-up or pre-emptive rights provided to any third party prior to the date hereof and any Exempt Issuance (any such issuance, a "Subsequent Offering"), then the Company shall promptly, and, in any event no later than one Business Day following the public announcement of such Subsequent Offering (and if the Subsequent Offering is not announced, no later than ten days prior to the closing date for the issuance of the securities in the Subsequent Offering), provide a written Notice (the "Subsequent Offering Notice") to the Investor setting out: (i) the number of Securities issued or contemplated to be issued in connection with the Subsequent Offering and the total number of Shares and Subject Securities issued and outstanding as of the close of business on the Business Day immediately preceding the Subsequent Offering Notice; (ii) the material terms and conditions of any Subject Securities issued or contemplated to be issued in connection with the Subsequent Offering, including any term sheets or offer sheets, if any; (iii) the subscription price per Share or Subject Security issued or to be issued in connection with the Subsequent Offering; and (iv) the proposed closing date for the issuance of Securities to the Investor, assuming the Investor exercises its Participation Rights, which closing date shall be the later of (A) ten days following the date of the Subsequent Offering Notice, (B) the closing date set for the Subsequent Offering, (C) if Shareholder approval is required under Applicable Laws for the Company to complete the issuance of Securities to the Investor pursuant to its exercise of its Participation Rights, the Business Day following receipt of such Shareholder approval, or (D) such other date as the Company and the Investor may agree.

(b) Subject to the receipt by the Company of all required regulatory approvals and compliance with Applicable Laws, the Investor shall have the right (the "Participation Right"), upon providing notice ("Subscription Notice") to the Company within ten Business Days, or three Business Days in the case of a bought deal, following receipt of the Subsequent Offering Notice that it intends to exercise its Participation Right, in whole or in part, to subscribe for and to be issued, on the same terms and conditions of such Subsequent Offering:

(i) in the case of a Subsequent Offering of Shares, up to such number of Shares that will allow the Investor to maintain the Partially-Diluted Ownership Percentage held immediately prior to the completion of the Subsequent Offering; and

(ii) in the case of a Subsequent Offering of Subject Securities, up to such number of Subject Securities that will (assuming the conversion, redemption, exercise or exchange of all Subject Securities issuable in connection with the Subsequent Offering and of all Subject Securities issuable pursuant to the Participation Right) allow the Investor to maintain the Partially-Diluted Ownership Percentage held immediately prior to the completion of the Subsequent Offering.

In the Subscription Notice, the Investor shall specify the number of Shares and Subject Securities beneficially owned, directly or indirectly, by it and its Affiliates as at the date of the Subsequent Offering Notice, and the number of Securities for which the Investor is subscribing. In the case of a Subsequent Offering that is qualified by a prospectus, the Company will use commercially reasonable efforts to qualify the Securities subscribed for by the Investor pursuant to such prospectus, failing which the Securities subscribed for by the Investor will be issued on a private placement basis concurrently with the closing of the Subsequent Offering, subject to receipt of any required Shareholder approval and Exchange or other regulatory approvals. The Company will use its commercially reasonable efforts to promptly obtain (including by applying for any necessary price protection confirmations) all necessary Exchange approvals for the listing of all Shares (including Shares underlying Subject Securities) to be issued to the Investor pursuant to this Article 4. If the Investor is prohibited by Applicable Securities Legislation or other Applicable Laws or the rules of any stock exchange from participating on substantially the terms and conditions of the Subsequent Offering, the Company shall use commercially reasonable efforts to enable the Investor to participate on terms and conditions that are as substantially similar as circumstances permit.

(c) If the Investor exercises the Participation Rights and the Company is required, under the rules and policies of the Exchange or applicable securities Laws, to seek Shareholder approval for the issuance of Securities to the Investor pursuant to this Section 4.1, the Company shall use commercially reasonable efforts to, at its expense, duly call and hold a meeting of its Shareholders to consider (and the Company shall recommend that Shareholders vote in favour of) the issuance of the Securities to the Investor within 75 days after the date that the Investor is advised by the Exchange that it will require such Shareholder approval. The Investor may close any such Subsequent Offering prior to obtaining Shareholder approval; provided that, during the period between the closing of any such Subsequent Offering and the date of the Shareholder meeting to consider the issuance of the Securities to the Investor, the Ownership Percentage and the Partially-Diluted Ownership Percentage shall be deemed to be the Ownership Percentage and the Partially-Diluted Ownership Percentage, respectively, immediately prior to the closing of the Subsequent Offering.

(d) For greater clarity, in the event the Company grants any other participation right(s) or pre-emptive right(s) to any third party or parties after the date hereof, the Company shall ensure such right(s) is or are subject to the Participation Right of the Investor provided by this Article 4, and the Company shall ensure additional Securities are offered for issuance to the Investor so as to give effect to this Section 4.1(d) (in relation to the exercise of any such other participation right(s) or pre-emptive right(s) provided to any third party or parties).

(e) If an Exempt Issuance causes the Investor's (i) Ownership Percentage to be less than 10%, provided that the Investor's Ownership Percentage was not less than 10% prior to the Exempt Issuance, or (ii) Partially-Diluted Ownership Percentage to be less than 10%, provided that the Investor's Partially-Diluted Ownership Percentage was not less than 10% prior to the Exempt Issuance, the Company shall provide the Investor with prompt written notice (the "Dilution Notice") of the occurrence of such Exempt Issuance and the Investor shall have the right within 15 Business Days of it receiving the Dilution Notice, by providing written notice (the "Exercise Notice") to the Company, to subscribe, at a price determined in good faith by the Board if the Shares are not then listed on an Exchange or a price equal to the Market Price if the Shares are listed on an Exchange, for that number of Shares required for the Investor to maintain its Ownership Percentage at 10% (in the case of (i) above) or its Partially-Diluted Ownership Percentage at 10% (in the case of (ii) above), as applicable. Upon receipt of such notice and the applicable subscription price, the Company shall issue such additional number of Shares to the Investor as soon as practicable.

(f) Notwithstanding the foregoing, the Investor shall only be entitled to exercise its Participation Right once for each Subsequent Offering.

ARTICLE 5
RIGHTS TO INFORMATION

5.1 Right to Information

During the term of this Agreement, the Company and its subsidiaries shall provide the Investor with such reasonably requested information as may be required by the Investor to meet its regulatory reporting requirements and investor disclosure policies and procedures.

ARTICLE 6
GENERAL

6.1 Notices

All notices, demands or other communications (in any case, a "Notice") to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or by email addressed to the recipient. Each Notice shall be delivered, mailed or sent electronically to the Parties at the respective addresses or email addresses indicated below:

If to the Company:

Sandbox Royalties Corp.

Suite 3200-733 Seymour Street

Vancouver, BC  V6C 5J3

Attention: [Redacted - Personal Information]

Email: [Redacted - Personal Information]

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

Suite 3500 - 1133 Melville Street

Vancouver, BC  V6E 4E5

Attention: [Redacted - Personal Information]

Email: [Redacted - Personal Information]

If to the Investor:

Regal Funds Management Pty Limited

Level 47 Gateway

1 Macquarie Place

Sydney NSW 2000 Australia

Attention: [Redacted - Personal Information]

Email: [Redacted - Personal Information]

with copies (which shall not constitute notice) to:

Allens

Deutsche Bank Place

126 Phillip St

NSW 2000 Australia

Attention: [Redacted - Personal Information]

Email: [Redacted - Personal Information].au

And

Osler, Hoskin & Harcourt LLP

Suite 3000, Bentall Four

1055 Dunsmuir St.

Vancouver, BC V7X 1K8

Attention: [Redacted - Personal Information]

Email: [Redacted - Personal Information]

Any such Notice so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of emailing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the Notice is delivered, emailed or sent before 5:00 p.m. (Vancouver time) on such day. Otherwise, such Notice shall be deemed to have been given and made and to have been received on the next following Business Day. Any such Notice sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such Notice shall be mailed during any actual or apprehended disruption of postal services. Any such Notice given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

6.2 Further Assurances

Each Party shall act in good faith in performing its obligations and exercising its rights under this Agreement, and shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may reasonably require from time to time for the purpose of giving effect to this Agreement, and shall use reasonable commercial efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

6.3 Assignment

This Agreement is not assignable by any Party except: (a) with the prior written consent of the other Party, or (b) with respect to any assignment by the Investor to any Affiliate of the Investor, in which case no written consent of the Company shall be required, provided that the Investor gives prompt written Notice of such assignment to the Company and such Affiliate agrees to be bound by the terms of this Agreement and executes a written joinder to this Agreement.

6.4 Injunctive Relief

Each Party agrees that any breach of the terms of this Agreement may result in immediate and irreparable injury and damage to the other Party for which the other Party could not be adequately compensated by damages. Each Party therefore agrees that, in the event of any such breach or any anticipated or threatened breach, the other Party shall be entitled to equitable relief by way of temporary or permanent injunction, without having to prove damages or post any bond, in addition to any other remedies (including damages) to which such Party may be entitled at law or in equity.

6.5 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the subject matter of this Agreement. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement except as provided in this Agreement.

6.6 Time of Essence

Time shall be of the essence of this Agreement.

6.7 Governing Law

This Agreement is governed by and shall be interpreted and construed in accordance with the Laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia situated in the City of Vancouver and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

6.8 Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

6.9 Waiver

No waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a Party shall constitute a waiver of such Party's right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision after such waiver, or any other provision of this Agreement at any time.

6.10 Amendments

This Agreement may be amended or supplemented only by a written agreement signed by each of the Parties.

6.11 Most Favoured Nation

If the Company desires to enter into an agreement with more favourable terms than this Agreement with any new securityholder of the Company, then (a) the Company shall promptly provide prior written Notice thereof to the Investor and (b) the Company shall not grant more favourable terms to such new securityholders of the Company than are provided in this Agreement and the Investor shall get the benefit of the most favourable terms until such time as the Company enters into an amended agreement with the Investor providing such more favourable terms to the Investor.

6.12 Binding Effect

This Agreement shall be binding upon the Parties, their heirs and legal personal representatives, and their respective permitted successors and permitted assigns.

6.13 Future Transactions

The Investor and the Company intend to co-operate and collaborate on future opportunities. In particular, the Investor and the Company agree:

(a) both parties will consider in good faith and introduce potential co-investment opportunities on new relevant royalty and stream transactions to each other, and

(b) the Company will notify the Investor of additional opportunities to invest equity in the Company entities and consider any such proposed investment by the Investor or related funds in good faith.

6.14 Public Announcements

(a) Subject to (b) below, all press releases and other public statements or announcements relating the Subscription Agreement and concurrent gold purchase agreement syndication must be on terms agreed by the Investor and the Company, acting reasonably.

(b) If a Party is required by law, court order or rules of an Exchange to make any such statement or announcement, it must use commercially reasonable efforts (having regard to its disclosure obligations) to agree the form and content of that statement or announcement with the other Party.

6.15 Public Listing

The Company intends to cause its Shares to be listed on an Exchange within 6 to 12 months of the date hereof, subject to market conditions and an appropriate use of proceeds. In connection therewith, the Parties acknowledge and agree that the Company has prepared (i) a draft preliminary prospectus, and (ii) the corporate mandates and policies required for a TSX Venture Exchange listing. For clarity, the actual filing of a preliminary prospectus and the approval (and effective date) of any mandates and policies will be at the sole discretion of the Board.

6.16 Termination

This Agreement shall terminate and all rights and obligations hereunder shall cease immediately upon the earlier of: (i) the date the Parties hereto agree in writing to terminate this Agreement, or (ii) the Partially-Diluted Ownership Percentage ceases to be at least 10% for a continuous period of at least 30 days (other than in cases where the Partially-Diluted Ownership Percentage falls below 10% due to the failure of the Company to use commercially reasonable efforts to obtain any required Shareholder, Exchange or other approval or authorization for any issuance of Securities to the Investor pursuant to its rights under Article 4 of this Agreement) (the "Termination Date"). Notwithstanding the foregoing, the Board Observer right in Section 2.3 shall survive until the later of: (i) the Termination Date, and (ii) the earlier of: (x) the date that is 24 months following the Effective Date, and (y) the date that the Ownership Percentage ceases to be at least 5%.

6.17 Counterparts

This Agreement may be executed by the Parties in any number of counterparts, each of which is deemed to be an original, and such counterparts together shall constitute one and the same instrument. Delivery of an executed signature page by email or other electronic means (including via DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.

6.18 Limitation on Liability

The Company acknowledges and agrees that where the Investor has entered into this Agreement in its capacity as trustee (the "Trustee") of a trust (the "Trust"), then despite any other provision in this Agreement:

(a) the Trustee's liability arising under or in connection with this Agreement shall be limited solely to and can be enforced against the Trustee only to the extent to which it is actually satisfied out of the Trust's assets, pursuant to the exercise by the Trustee of its right of indemnity out of the Trust's assets;

(b) the Company waives its rights against and releases the Trustee from any personal liability whatsoever in respect of any liability, loss or damage which cannot be paid or satisfied out of the Trust's assets out of which the Trustee is entitled to be indemnified in its capacity as trustee. This waiver, release and limitation of the Trustee's liability extends to all of its liabilities and obligations in any way connected with any representation, warranty, conduct, omission, undertaking or agreement related to this Agreement;

(c) the limitation in this Section 6.18 shall not apply to any liability or obligation to the extent that the liability or obligation is not satisfied because the Trustee's indemnification out of the Trust's assets is reduced as a result of the Trustee's fraud, wilful default or breach of trust; and

(d) the Company acknowledges that in respect of any liability incurred by the Trustee under or arising out of this Agreement in its capacity as trustee, the Company will not have recourse against or right of indemnity from the underlying investors in the Trust in respect of any liability or obligations.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first above written.

SANDBOX ROYALTIES CORP.

by	/s/ signed [Redacted - Personal Information]
Name: [Redacted - Personal Information]
Title: [Redacted - Personal Information]

Executed in accordance with section 127 of the Corporations Act 2001 (Cth of Australia) by REGAL FUNDS MANAGEMENT PTY LIMITED (ACN 107 576 821) as trustee for the REGAL RESOURCES ROYALTIES FUND

by	/s/ signed [Redacted - Personal Information]
Name: [Redacted - Personal Information]
Title: [Redacted - Personal Information]r
by	/s/ signed [Redacted - Personal Information]
Name: [Redacted - Personal Information]
Title: [Redacted - Personal Information]